UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:     (770) 829-8000

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On July 27, 2016, the Board of Directors (the “Board”) of Global Payments Inc. (the “Company”) authorized a change in the Company’s fiscal year-end from May 31 to December 31. As a result of the change, the Company will file a Transition Report on Form 10-K for the seven-month transition period ending December 31, 2016 (the “Transition Period”). During the Transition Period, the Company will continue to file Quarterly Reports on Form 10-Q for the quarterly periods ending August 31, 2016 and November 30, 2016.

On July 27, 2016, the Board also approved and adopted the Seventh Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), effective July 28, 2016, solely for the purpose of clarifying that in the event the Company schedules an annual shareholder meeting on a date that is more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder regarding a shareholder proposal, to be timely, must be received by the later of (i) 90 days prior to the annual meeting or (ii) the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting (as opposed to the day on which notice of the date of the annual meeting is mailed). The foregoing summary of the change to the Company’s bylaws is qualified in its entirety by reference to the text of the Amended and Restated Bylaws, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.08.     Shareholder Director Nominations
The Board has scheduled the Company’s 2016 annual meeting of shareholders (the “Annual Meeting”) for September 28, 2016. Because the date of the Annual Meeting is more than 30 days before the anniversary of the date of the Company’s 2015 annual meeting of shareholders, a new deadline has been set for submission of shareholder nominations for directors or other proposals. If a shareholder intends to submit a nomination for director or other proposal for consideration at the Annual Meeting, the Company must receive notice of the proposal by the close of business on August 8, 2016.
Item 9.01.     Financial Statements and Exhibits
(d)     Exhibits

Exhibit No.	Description
3.1	Seventh Amended and Restated Bylaws of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: July 28, 2016
By: /s/ Cameron M. Bready
Cameron M. Bready
Executive Vice President and Chief Financial Officer